Pricing Supplement No. 57  Dated November 4, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $85,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AN8

Trade Date: November 4, 1997

Settlement Date: November 17, 1997

Maturity Date: December 15, 2017

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: $83,087,500

Interest Rate (per annum):  7.00%

Interest Payment Date(s): Monthly on the 15th of each month, commencing December 15, 1997 and continuing until December 15, 2017 unless previously redeemed by the Company.

Record Date(s):     ( X ) The fifteenth day (whether or not
a Business Day) next preceding each Interest Payment Date.
                    (   )  Other:

Day Count Basis:       ( X)  30/360
                       (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
          (   )   Certificated Note

Redemption:
 (   )  The Notes may not be redeemed prior to stated
maturity.
 ( X) The Notes may not be redeemed prior to December 15, 2002. The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on December 15, 2002 and semi-annually thereafter on each June 15 and December 15 (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption. Upon cancellation by the Company, neither party shall have further payment obligations to the other under the terms of this transaction.

Optional Redemption Date(s): December 15, 2002 and semi-annually thereafter on each June 15 and December 15
(subject to Business Day convention described in the Prospectus Supplement)
Initial Redemption Date:  December 15, 2002 (subject to
Business Day convention described in the Prospectus Supplement)
Initial Redemption Percentage: See above.
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior
Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative
Obligations of the Company. At September 30, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $9.4 billion and the amount of Derivative
Obligations was immaterial.

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 97.750% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $60,000,000 aggregate principal amount of the Notes to PaineWebber Incorporated, Smith Barney Inc.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated and Prudential Securities Incorporated at a price of 97.750% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI, PaineWebber
Incorporated, Smith Barney Inc., Merrill Lynch, Pierce,
Fenner & Smith Incorporated and Prudential Securities
Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.